Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

CALIBERCOS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)(3)
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	457(o)	-	$4.00	$920,000(1)	$0.0001102	$101.38
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					$920,000		$101.38
	Total Fees Previously Paid(3)							$1,023.41
	Total Fee Offsets							$101.38
	Net Fee Due(4)							$0

(1)	In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $920,000 is hereby registered, which includes shares of common stock that may be issued upon exercise of an over-allotment option granted to the underwriters.
(2)	The registrant previously registered securities with a proposed maximum aggregate offering price of $4,600,000 on a registration statement on Form S-1, as amended (File No. 333-267657) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on May 15, 2023.
(3)	No separate registration fee is required because the registrant previously paid $1,023.41 in connection with the initial filing on September 29, 2022 of the Prior Registration Statement for a proposed maximum aggregate offering price of $11,040,000 at a registration fee rate of $92.70 per million. Currently $516.48 of the registration fees included on the initial filing of the Prior Registration Statement remain available to the registrant, of which $101.38 are being applied here.